EMPLOYMENT (CHANGE OF CONTROL) AGREEMENT


     AGREEMENT made as of this 18th day of October, 1995 by and between Washington Scientific Industries, Inc., a Minnesota corporation with its principal offices at 2605 West Wayzata Boulevard, Long Lake, Minnesota ("WSI") and Michael J. Pudil (the "Executive").

     WHEREAS, WSI considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of WSI and its shareholders; and

     WHEREAS, the Executive has made and is expected to make, due to Executive's intimate knowledge of the business and affairs of WSI, its policies, methods, personnel and problems, a significant contribution to the profitability, growth and financial strength of WSI; and

     WHEREAS, WSI, as a publicly held corporation, recognizes that the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure of the Executive or distraction in the performance of the Executive's duties to the detriment of WSI and its shareholders; and

     WHEREAS, Executive is willing to remain in the employ of WSI upon the understanding that WSI will provide income security if the Executive's employment is terminated under certain terms and conditions; and

     WHEREAS, it is in the best interests of WSI and its shareholders to reinforce and encourage the continued attention and dedication of management personnel, including Executive, to their assigned duties without distraction and to ensure the continued availability to WSI of the Executive in the event of a Change in Control.

     THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

     1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until such time as WSI notifies the Executive of termination of the Agreement. Notwithstanding the preceding sentence, if a Change in Control occurs, this Agreement shall continue in effect for a period of 36 months from the date of the occurrence of a Change in Control.

     2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below.

     For purposes of this Agreement, a "Change in Control" of WSI shall mean any of the following events which does not arise from a transaction or series of transactions authorized, recommended or approved by formal action taken by the Board of Directors:

          (i) if any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, of securities of WSI representing 20% or more of the combined voting power of WSI's then outstanding securities;

          (ii) if there ceases to be at least a seventy-five percent (75%) majority of the Board of Directors comprised of the following: (A) individuals who on the date hereof constituted the Board of Directors of WSI, and (B) any new director who subsequently was elected by, or on the nomination or recommendation of, at least a seventy-five percent (75%) majority of the directors who held such office immediately prior to a Change in Control;

          (iii) if a change in control otherwise occurs which would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not WSI is then subject to such reporting requirement;

          (iv) if there is a merger or consolidation of WSI with, or the sale of all or substantially all of the assets of WSI to, any person or entity or group of associated persons or entities; or

          (v) if the shareholders of WSI approve any plan or proposal for the liquidation or dissolution of WSI.

     3. Termination Following Change in Control. If a Change in Control shall have occurred while this Agreement is in effect, Executive shall be entitled to the benefits provided in subsection 4(d) unless such termination is (A) because of Executive's death or Retirement, (B) by WSI for Cause or Disability, or (C) by Executive other than for Good Reason.

          (a) Disability; Retirement. If, as a result of incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of Executive's duties with WSI for six consecutive months, and within 30 days after written Notice of Termination is given the Executive shall not have returned to the full-time performance of the Executive's duties, WSI may terminate Executive's employment for "Disability". Any question as to the existence of Executive's Disability upon which Executive and WSI cannot agree shall be determined by a qualified independent physician selected by Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive's immediate family), and approved by WSI. The determination of such physician made in writing to WSI and to Executive shall be final and conclusive for all purposes of this Agreement. Termination by WSI or Executive of Executive's employment based on "Retirement" shall mean termination with a normal retirement pension in accordance with the WSI Pension Plan and Trust.

          (b) Cause. Termination by WSI of Executive's employment for "Cause" shall mean termination for theft or embezzlement of WSI assets, intentional material violations of law or WSI written policies, a material breach of the provisions of this Agreement, or conviction by a court of competent jurisdiction for felony criminal conduct.

          (c) Good Reason. Executive shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, any of the following:

               (i) the assignment to Executive of any duties inconsistent with Executive's status or position with WSI, or a substantial alteration in the nature or status of Executive's responsibilities from those in effect immediately prior to the Change in Control;

               (ii) a reduction by WSI in Executive's annual base salary in effect immediately prior to a Change in Control;

               (iii) the relocation of WSI's principal executive offices to a location more than twenty-five miles from Long Lake, Minnesota, or WSI requiring Executive to be based anywhere other than WSI's principal executive offices except for required travel on WSI's business to an extent substantially consistent with Executive's prior business travel obligations;

               (iv) the failure by WSI to continue to provide Executive with benefits at least as favorable to those enjoyed by Executive under any of WSI's pension, life insurance, medical, health and accident, disability, deferred compensation, incentive or bonus, incentive and other stock option, or savings plans in which Executive was participating at the time of the Change in Control, the taking of any action by WSI which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed at the time of the Change in Control, or the failure by WSI to provide Executive with the number of paid vacation days to which Executive is entitled at the time of the Change in Control; provided, however, that WSI may amend any such plan or programs as long as such amendments do not reduce any benefits to which Executive would be entitled;

               (v) the failure of WSI to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 8;

               (vi) the taking of any action by WSI that would materially adversely affect the physical conditions existing at the time of the Change in Control in or under which Executive performs his employment duties;

               (vii) any material breach of this Agreement by WSI; or

               (viii) notwithstanding any provision herein to the contrary, if during a period commencing on the 91st day following a Change in Control (as herein defined) and ending on the 180th day following a Change in Control, the Executive may voluntarily terminate his employment for any reason, and such termination shall be deemed "Good Reason" for all purposes of this Agreement. The provisions contained herein governing Notice and Date of Termination and any dispute of termination shall apply to a voluntary termination pursuant to this Subsection.

          (d) Notice of Termination. Any purported termination of Executive's employment by WSI or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth a summary of the facts and circumstances claimed to provide a basis for termination of Executive's employment.

          (e) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean:

               (i) if Executive's employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such 30 day period);

               (ii) if Executive's employment is terminated for Retirement, on the date of retirement pursuant to the WSI Pension Plan and Trust; and

               (iii) if Executive's employment is terminated pursuant to subsections (b) or (c) above or for any other reason (other than death, Disability or Retirement), the date specified in the Notice of Termination (which shall not be less than 10 days from the date such Notice of Termination is given).

          (f) Dispute of Termination. If, within 10 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, WSI shall continue to pay Executive full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement.

     4. Compensation Upon Termination or During Disability. Following a Change in Control, upon termination of Executive's employment or during a period of Disability, Executive shall be entitled to the following benefits:

          (a) During any period that Executive fails to perform full-time duties with WSI as a result of a Disability, WSI shall pay Executive, the base salary of the Executive at the rate in effect at the commencement of any such period, until such time as the Executive is determined to be eligible for long term disability benefits in accordance with WSI's insurance programs then in effect.

          (b) If Executive's employment shall be terminated by WSI for Cause or by Executive other than for Good Reason, Disability or Retirement, WSI shall pay to Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and WSI shall have no further obligation to Executive under this Agreement.

          (c) If Executive's employment shall be terminated by WSI or by Executive for Disability or Retirement, or by reason of death, WSI shall immediately commence payment to the Executive (or Executive's designated beneficiaries or estate, if no beneficiary is designated) any and all benefits to which the Executive is entitled under WSI's retirement and insurance programs then in effect.

          (d) If Executive's employment by WSI shall be terminated (A) by WSI other than for Cause, Retirement, or Disability or (B) by Executive for Good Reason, then Executive shall be entitled to the benefits provided below:

               (i) WSI shall pay Executive the Executive's full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given;

               (ii) In lieu of any further salary payments for periods subsequent to the Date of Termination, WSI shall pay as a severance payment (the "Severance Payment") an amount equal to 2.99 times the average of the annual compensation which was paid to Executive by WSI (or any corporation ("Affiliate") affiliated with WSI within the meaning of section 1504 of the Internal Revenue Code of 1954, as amended (the "Code")) and includible in Executive's gross income for Federal income tax purposes for the five calendar years (or, if Executive has been employed by WSI for less than five, the number of complete calendar years of employment) (the "Base Period") preceding the earlier of the calendar year in which a Change in Control of WSI occurred or the calendar year of the Date of Termination. Such average shall be determined in accordance with temporary or final regulations promulgated under section 28OG(d) of the Code. Compensation payable to Executive by WSI (or an Affiliate) shall include every type and form of compensation includible in Executive's gross income in respect of Executive's employment by WSI (or an Affiliate), including compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in temporary or final regulations promulgated under section 28OG(d) of the Code. The Severance Payment shall be made within 60 days after termination of employment.

               (iii) For a 36 month period after the Date of Termination, WSI shall arrange to provide Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving or entitled to receive immediately prior to the Notice of Termination. Benefits otherwise receivable by Executive pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by Executive during such 36 month period, and any such benefits actually received by Executive shall be reported to WSI.

               (iv) Except to the extent such payment would constitute a "parachute payment" within the meaning of Section 28OG(b)(2) of the Code as determined under subsection (d)(v), WSI shall also pay to Executive all legal fees and expenses incurred by Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement); and

               (v) The Severance Payment shall be reduced by the value of benefits actually provided in (iii) above and by the amount of any other payment or the value of any benefit received or to be received by Executive in connection with the termination of employment or contingent upon a Change in Control of WSI (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with WSI or an Affiliate) unless (1) Executive shall have effectively waived receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (2) in the opinion of tax counsel selected by WSI and acceptable to Executive, such other payment or benefit does not constitute a "parachute payment" within the meaning of section 28OG(b)(2) of the Code, or (3) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of section 28OG(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of section 28OG(b)(4) of the Code, and such payments are deductible by WSI. The value of any non-cash benefit or any deferred cash payment shall be determined by WSI in accordance with the principles of sections 28OG(d)(3) and (4) of the Code.

               (vi) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and WSI in applying the terms of this Subsection 4(d), the aggregate "parachute payments" paid to or for Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by WSI or its Affiliates by reason of section 28OG of the Code, then Executive shall have an obligation to pay WSI upon demand an amount equal to the sum of (1) the excess of the aggregate "parachute payments" paid to or for the Executive's benefit over the aggregate "parachute payments" that would have been paid to or for the Executive's benefit without any portion of such "parachute payments" not being deductible by reason of section 28OG of the Code; and (2) interest on the amount set forth in clause (1) of this sentence at the applicable Federal rate (as defined in section 1274(d) of the Code) from the date of Executive's receipt of such excess until the date of such payment.

          (e) Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in this Section 4.

          (f) In addition to all other amounts payable to Executive under this
     Section 4, Executive shall be entitled to receive all benefits payable to the Executive under the Washington Scientific Industries, Inc. Pension Plan and Trust and the Washington Scientific Industries, Inc. Employee Stock Ownership Plan and Trust and any other plan or agreement relating to retirement benefits.

     5. Funding of Payments. In order to assure the performance by WSI or its successor of its obligations under this Agreement, WSI may deposit in trust an amount equal to the maximum payment that will be due the Executive under the terms hereof. Under a written trust instrument, the Trustee shall be instructed to pay to the Executive (or the Executive's legal representative, as the case may be) the amount to which the Executive shall be entitled under the terms hereof, and the balance, if any, of the trust not so paid or reserved for payment shall be repaid to WSI. If WSI deposits funds in trust, payment shall be made by the Trustee to the Executive in accordance with the provisions of this Agreement. If and to the extent there are not amounts in trust sufficient to pay Executive under this Agreement, WSI shall remain liable for any and all payments due to Executive. In accordance with the terms of such trust, at all times during the term of this Agreement, Executive shall have no rights, other than as an unsecured general creditor of WSI, to any amounts held in trust and all trust assets shall be general assets of WSI and subject to the claims of creditors of WSI.

     6. Confidential Information. Executive will not while this Agreement is in effect or after its expiration or termination, use, other than in connection with Executive's employment with WSI, or disclose any confidential information to any person not employed by WSI or not authorized by WSI to receive such information without the prior written consent of WSI. Executive will use reasonable and prudent care to safeguard, protect and prevent the unauthorized disclosure of confidential information. The obligations contained in this
Section 6 will survive for as long as WSI in its sole judgment considers the information to be confidential information.

     7. Disclosure and Assignment.

          (a) Disclosure. Executive will disclose promptly in writing to WSI all inventions, improvements, discoveries and writings and other works of authorship ("works") which are conceived, made, discovered or written jointly or singly on WSI time or on Executive's time, providing the invention, improvement, discovery, writing or other work is capable of being used by WSI in the normal course of business, and all such inventions, improvements, discoveries, writings and works are hereby assigned to, and belong solely and exclusively to WSI.

          (b) Assignment. Executive will sign and execute all instruments of assignment and other papers to evidence vestiture of the entire right, title, and interest in such inventions, improvements, discoveries, writings, or works in WSI, and will do all acts and sign all papers that WSI may reasonably request, relating to applications for patents, to patents, to copyrights, and to the enforcement and protection thereof. If such acts are requested and performed when Executive is not a WSI employee, WSI will pay a fee, determined by WSI, covering authorized time and expenses of Executive but no others.

          (c) Limitations. Notwithstanding anything in this Section 7 to the contrary, Executive is hereby given NOTICE that the assignment and statement of WSI ownership does not apply to any INVENTION for which no equipment, supplies, facility or trade secret information of WSI was used and which was developed entirely on Executive's own time, and (1) which does not relate (i) directly to the business of WSI or (ii) to WSI's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for WSI.

          (d) Survival of Obligations.

               (i) The obligations of this Section 7 survive the expiration or termination of this Agreement.

               (ii) This Agreement, or any termination hereof, has no effect on any other Employee Agreement previously executed by Executive which remains in full force and effect. To the extent there are any conflicts between this Agreement and such other Agreement, this Agreement prevails.

               (iii) Upon termination of employment, Executive will not take or retain, and will return to WSI all WSI property of any nature or kind.

     8. Successors; Binding Agreement.

          (a) WSI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of WSI to expressly assume and agree to perform this Agreement in the same manner and to the same extent that WSI would be required to perform it if no such succession had taken place. Failure of WSI to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

          (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, successors, heirs and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiaries, or, if there is no such designated beneficiary, to the Executive's estate.

     9. Notice. For the purpose of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States first class mail, postage prepaid, addressed to the last known residence address of the Executive or in the case of WSI, to its principal office to the attention of its then Chief Executive Officer, with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


                             WASHINGTON SCIENTIFIC INDUSTRIES, INC.



                             By  /s/ William J. Lucke
                                 Its  Vice President


                             EXECUTIVE

                             /s/ Michael J. Pudil
                             Michael J. Pudil